Exhibit 2(b)(iii)

Execution Version

FIFTH AMENDMENT TO ASSET PURCHASE AGREEMENT
This Fifth Amendment to Asset Purchase Agreement (this “Fifth Amendment”), dated as of February 27, 2019, is made by and between Marina Energy LLC, a New Jersey limited liability company (the “Seller”), and GSRP Project Holdings I, LLC, Delaware limited liability company (the “Buyer”). The Seller and the Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated June 27, 2018, as amended by the First APA Amendment, Second APA Amendment, Third APA Amendment, Fourth APA Amendment and First Omnibus Amendment (as amended, the “Asset Purchase Agreement”);
WHEREAS, the Parties entered into that certain Amendment to Asset Purchase Agreement dated October 12, 2018 (the “First APA Amendment”);
WHEREAS, the Parties entered into that certain Second Amendment to Asset Purchase Agreement dated October 31, 2018 (the “Second APA Amendment”);
WHEREAS, the Parties entered into that certain Third Amendment to Asset Purchase Agreement dated November 30, 2018 (the “Third APA Amendment”);
WHEREAS, the Parties entered into that certain Fourth Amendment to Asset Purchase Agreement dated December 27, 2018 (the “Fourth APA Amendment”);
WHEREAS, the Parties entered into that certain First Omnibus Amendment dated January 28, 2019 (the “First Omnibus Amendment”), which amended the Asset Purchase Agreement; and
WHEREAS, the Parties desire to further amend the Asset Purchase Agreement on the terms stated herein; and
NOW, THEREFORE, for and in consideration of the mutual covenants, rights, and obligations contained herein, the benefits to be derived herefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.The Supplemental Schedule to the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the schedule attached hereto as Exhibit A.
2.Annex 1 to the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the annex attached hereto as Exhibit B.
3.Annex 3 to the Asset Purchase Agreement is hereby amended by deleting the column heading “October 1 - December 31” and replacing it with “From and after October 1, 2018”.
4.Section 8(a) to the Asset Purchase Agreement is hereby amended by deleting the word “and” before clause (v) and inserting a new clause (vi) as follows:
; and (vi) the manner or timing of reporting (or failing to report) any energy produced by any Project prior to the applicable Project Purchase Date to the Generation Attribute Tracking System administrator, the New England Power Pool Generation Information System administrator or any applicable Governmental Authority.

5.Section 1(f)(i) of the Asset Purchase Agreement is hereby deleted in its entirety and replaced with the following:
(i)    subject to Section 1(g), either Seller or Buyer may terminate, each in its sole discretion, (x) its obligations to sell or to purchase, as applicable, the Project Assets comprising the Heller Project or the Freeze Project, to the extent not yet purchased by Buyer from Seller as of December 31, 2018, (y) its obligations to sell or to purchase, as applicable, any or all remaining Project Assets (other than the Project Assets comprising the Tissington Project, the Heller Project, or the Freeze Project) or Membership Interests not yet purchased by Buyer and that remain owned by Seller as of March 31, 2019, and (z) its obligations to sell or to purchase, as applicable, the Project Assets comprising the Tissington Project, to the extent not yet purchased by Buyer from Seller as of December 31, 2019; provided that a Party may not exercise its right to terminate pursuant to this Section 1(f)(i) if the remaining Project Assets or Membership Interests, as applicable, have not been sold as a result of such Party’s breach of this Agreement; and
6.The following provision is hereby inserted in the Asset Purchase Agreement as a new Section 1(g):
(g)    In the event the Parties mutually desire to consummate the purchase and sale of (x) the Heller Project or the Freeze Project, to the extent not yet purchased by Buyer from Seller as of December 31, 2018, (y) or any or all remaining Project Assets (other than the Project Assets comprising the Heller Project, the Freeze Project, or the Tissington Project) not yet purchased by Buyer and that remain owned by Seller as of March 31, 2019, the Parties will engage in good faith discussions regarding any necessary changes to the Transactions Documents, including any adjustments to the applicable per diem amounts set forth on Annex 3 hereto, to accommodate such purchase and sale.
7.Section 18 of the Asset Purchase Agreement is hereby amended by deleting the Seller notice information in its entirety and replacing it with the following:
If to Seller:
Marina Energy LLC
c/o South Jersey Industries, Inc.
One North White Horse Pike
Hammonton, NJ 08037
Attn: Steve Cocchi
Telephone: (609) 561-9000
Email: scocchi@sjindustries.com
with a copy (which shall not constitute notice) to:
South Jersey Industries, Inc.
One North White Horse Pike
Hammonton, NJ 08037
Attn: Melissa Orsen, Esq.
Telephone: (609) 561-9000 x 4497
Email: SJESlegal@sjindustries.com
8.Section 25 of the Asset Purchase Agreement is hereby amended by the following:

a.	The following definitions are hereby added:
“Freeze Project” means the Project designated as No. 57 on Annex 1.
“Heller Project” means, collectively, the Projects designated as Nos. 12 - 34 on Annex 1.

b.	The definition of “Tissington Project” is hereby deleted in its entirety and replaced with the following:
“Tissington Project” means the Project designated as No. 93 on Annex 1.

c.	The definition of “Tissington Project Purchase Date” is hereby deleted in its entirety and replaced with the following:
“Tissington Project Purchase Date” means the earliest date among June 30, 2019, August 31, 2019, October 31, 2019, or December 31, 2019 on which all conditions precedent to the purchase and sale of the Tissington Project have been satisfied or waived, or such other date mutually agreed by Buyer and Seller.

d.	The definition of “Tissington Project Purchase Price” is hereby deleted in its entirety and replaced with the following:
“Tissington Project Purchase Price” means, (i) if the Tissington Project Purchase Date occurs on June 30, 2019, $8,360,450, (ii) if the Tissington Project Purchase Date occurs on August 31, 2019, $8,134,450, (iii) if the Tissington Project Purchase Date occurs on October 31, 2019, $7,908,450, (iv) if the Tissington Project Purchase Date occurs on December 31, 2019, $7,682,450, or (v) if the Tissington Project Purchase Price occurs on another date, as mutually agreed by Buyer and Seller, then such price mutually agreed by Buyer and Seller.
9.Except as expressly amended by this Fifth Amendment, and after giving effect to the provisions amended herein, the Asset Purchase Agreement remains in full force and effect as the binding obligations of the Parties.
10.This Fifth Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Each Party agrees to be bound by its facsimile or pdf signature.
11.Sections 11, 15, 16, 18, 19, 20 and 21 of the Asset Purchase Agreement shall apply mutatis mutandis to this Fifth Amendment.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, each of the undersigned has caused this Fifth Amendment to Asset Purchase Agreement to be duly executed and delivered as of the day and year first above written.

SELLER:

MARINA ENERGY LLC:

By: /s/ Stephen H. Clark
Name: Stephen H. Clark
Title: President

EXHIBIT B TO
FIFTH AMENDMENT TO ASSET PURCHASE AGREEMENT

BUYER:

GSRP PROJECT HOLDINGS I, LLC:

By: GOLDMAN SACHS RENEWABLE POWER
OPERATING COMPANY LLC, its sole member

By: Goldman Sachs Asset Management, L.P., as
investment manager

By: /s/ John Yoder
Name: Jon Yoder
Title: Authorized Signatory

EXHIBIT B TO
FIFTH AMENDMENT TO ASSET PURCHASE AGREEMENT